Exhibit 99.1

Contact:	Media Contact:
Sylvia Wheeler	Susan Lehner
Sr. VP, Corporate Affairs & Investor Relations	510 809 2137
510 809 9264	press@aduro.com

Aduro Biotech Reports First Quarter 2017 Financial Results

Ten Product Candidates Advancing with $356 Million in Total Cash

BERKELEY, Calif., May 2, 2017 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the first quarter ended March 31, 2017. Net loss for the first quarter of 2017 was $21.8 million, or $0.32 per share, compared to a net loss of $28.8 million, or $0.45 per share for the same period in 2016.

Cash, cash equivalents and marketable securities totaled $356.0 million at March 31, 2017, compared to $361.9 million at December 31, 2016.

“This will be an important year for Aduro, as we generate data in our ongoing ADU-S100/STING monotherapy trial and our planned Phase 2 trial in mesothelioma, as well as look for data from Janssen’s Phase 1 trials in lung and prostate cancers evaluating LADD therapeutic candidates,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “We also plan to advance our STING program into additional clinical studies in collaboration with Novartis, and the first antibody from our B-select platform, the novel anti-APRIL antibody, is expected to be cleared for clinical testing this year. With ten product candidates in our diversified portfolio and a healthy balance sheet, we are in a strong position to continue to advance our pipeline and build a leading immunotherapy company.”

Key Recent Accomplishments

•	Established a clinical collaboration with Merck to evaluate the combination of Aduro’s LADD agent CRS-207 with Merck’s KEYTRUDA® (pembrolizumab) in a Phase 2 study in gastric cancer
•

Entered into an exclusive license agreement with Stanford University for the use of neoantigen identification technology in therapeutics using modified Listeria for our personalized LADD program, pLADD

•	Expanded Aduro’s Scientific Advisory Board with leading immunotherapy and oncology experts
•	Presented at the American Association for Cancer Research Annual Meeting on BION-1301, anti-APRIL antibody, and ADU-S100 STING agonist
•	Presented at the Keystone Symposia on Cancer Immunology and Immunotherapy Conference on ADU-S100 and pLADD

Anticipated 2017 Milestones

•	Initiate Phase 2 mesothelioma trial with CRS-207 in combination with anti-PD1 in the first half of 2017 and report early results in the second half of 2017
•	Initiate Phase 2 gastric trial with CRS-207 in combination with anti-PD1 in the first half of 2017
•	Initiate Phase 1 pLADD (personalized LADD) trial in advanced gastro-intestinal cancers in the second half of 2017
•	Janssen expected to initiate Phase 1b/2 trial of ADU-214 in lung cancer and determine next steps for ADU-741 in prostate cancer in the second half of 2017
•	Report top-line findings from Phase 1 monotherapy trial of ADU-S100 in the second half of 2017
•	In collaboration with Novartis, initiate Phase 1b trial of ADU-S100 in combination with anti-PD1 in the second half of 2017
•	File Investigational New Drug Application for BION-1301, anti-APRIL antibody, in the second half of 2017
•	Initiate Phase 1 multiple myeloma trial with anti-APRIL antibody in the second half of 2017

First Quarter 2017 Financial Results

Revenue for the first quarter of 2017 was $3.8 million, compared to $4.0 million for the same period in 2016. The revenue recognized in both quarters primarily relates to deferred upfront payments under the Novartis collaboration agreement.  In addition, revenue in the first quarter of 2016 included reimbursed research services of $0.2 million.

Research and development expenses were $20.6 million for the first quarter of 2017, compared to $20.9 million for the same period in 2016. Research and development expenses incurred in the first quarter of 2016 included GVAX Pancreas manufacturing and pancreatic cancer clinical trial expenses, which did not occur in 2017. The decrease in expenses was partially offset by increased costs to manufacture our B-select antibodies and increased research and development expenses for the STING platform, as well as higher personnel and facility related costs in first quarter of 2017.

General and administrative expenses were $8.3 million for the first quarter of 2017, compared to $9.0 million for the same period in 2016.  This decrease was primarily due to lower consulting and professional fees.

Income tax benefit was $2.8 million for the first quarter of 2017, compared to a provision for income taxes of $3.2 million for the same period in 2016. The income tax benefit recorded for the first quarter of 2017 was due to the current benefit of federal income taxes paid in 2016.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that transform the treatment of challenging diseases. Aduro's technology platforms, which are designed to harness the body's natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro's LADD technology platform is based on proprietary attenuated strains of Listeria that have been engineered to express tumor-associated antigens to induce specific and targeted immune responses. This platform is being developed as a treatment for multiple indications, including mesothelioma, ovarian, lung and prostate cancers. Additionally, a personalized form of LADD, or pLADD, is being developed utilizing tumor neoantigens that are specific to an individual patient’s tumor. Aduro's STING Pathway Activator platform is designed to activate the STING receptor in immune cells, resulting in a potent tumor-specific immune response. ADU-S100 is the first STING Pathway Activator compound to enter the clinic and is currently being evaluated in a Phase 1 study in patients with cutaneously accessible metastatic solid tumors or lymphomas. Aduro’s B-select monoclonal antibody platform includes a number of immune modulating assets in research and preclinical development. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, plans, timing and the availability of results of our clinical trials and those of our collaborators, and the potential for eventual regulatory approval of our product candidates. In some cases you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2017, to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Collaboration and license revenue	$3,772	$3,983
Grant revenue	—	47
Total revenue	3,772	4,030
Operating expenses:
Research and development	20,572	20,927
General and administrative	8,278	8,999
Amortization of intangible assets	132	137
Total operating expenses	28,982	30,063
Loss from operations	(25,210)	(26,033)
Interest income, net	650	454
Other loss, net	(4)	(22)
Loss before income tax	(24,564)	(25,601)
Income tax (benefit) provision	(2,752)	3,226
Net loss	$(21,812)	$(28,827)
Net loss per common share, basic and diluted	$(0.32)	$(0.45)
Shares used in computing net loss per common share, basic and diluted	68,242,360	63,802,391

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$107,068	$74,932
Short-term marketable securities	246,893	272,500
Accounts receivable	1,048	1,138
Prepaid expenses and other current assets	5,911	6,194
Total current assets	360,920	354,764
Long-term marketable securities	1,992	14,474
Property and equipment, net	26,443	26,384
Goodwill	7,779	7,658
Intangible assets, net	28,135	27,827
Restricted cash	468	468
Deferred tax assets	6,319	6,319
Other assets	3,438	717
Total assets	$435,494	$438,611
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,564	$2,206
Accrued clinical trial and manufacturing expenses	4,846	4,777
Accrued expenses and other liabilities	6,428	8,597
Deferred revenue	14,983	15,052
Total current liabilities	28,821	30,632
Deferred rent	7,262	6,786
Contingent consideration	4,095	4,032
Deferred revenue	159,259	162,963
Deferred tax liabilities	5,931	5,869
Other long term liabilities	1,109	1,109
Total liabilities	206,477	211,391
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	7	7
Additional paid-in capital	444,165	420,897
Accumulated other comprehensive loss	(1,343)	(1,684)
Accumulated deficit	(213,812)	(192,000)
Total stockholders’ equity	229,017	227,220
Total liabilities and stockholders’ equity	$435,494	$438,611